EXHIBIT 8

                           WARNER NORCROSS & JUDD LLP
                              900 Old Kent Building
                              111 Lyon Street, N.W.
                        Grand Rapids, Michigan 49503-2489

                          Telephone No.: (616) 752-2000
                    Fax No.: (616) 752-2500 & (616) 752-2501



                              February 2, 1996



Chemical Financial Corporation
333 East Main Street
Midland, Michigan 48640



          You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of State Savings Bancorp, Inc. ("SSBI") with Chemical Financial Corporation ("Chemical") through the proposed merger (the "Merger") of SSBI into Chemical under the terms of an Agreement and Plan of Merger dated as of October 31, 1995 (the "Merger Agreement"), between Chemical and SSBI. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          SSBI will be merged into Chemical under the laws of the state of Michigan and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of SSBI Common Stock will be converted into shares of Chemical Common Stock.

          This opinion is provided to satisfy the conditions precedent to the Merger set forth in Sections 7.6 and 8.5 of the Merger Agreement. This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement and on the following assumptions:

          1. The fair market value of the Chemical Common Stock to be received by each SSBI shareholder will be approximately equal to the fair market value of the SSBI Common Stock surrendered in the Merger.

          2. There is no plan or intention by shareholders of SSBI to sell, exchange, or otherwise dispose of a number of shares of Chemical Common Stock received in the transaction that would reduce SSBI shareholders' ownership of Chemical Common Stock to a number of shares having a value, as of the effective date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of SSBI at the same date. For purposes of this assumption,
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Chemical Financial Corporation
February 2, 1996
Page 2

     shares of SSBI Common Stock exchanged for cash in lieu of fractional shares of Chemical Common Stock are treated as outstanding SSBI Common Stock on the date of the transaction.

          3. Chemical has no plan or intention to reacquire any of the Chemical Common Stock issued in the transaction.

          4. Chemical has no plan or intention to sell or otherwise dispose of any of the assets of SSBI acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          5. The liabilities of SSBI to be assumed by Chemical and the liabilities to which the assets of SSBI to be transferred were incurred by SSBI in the ordinary course of its business.

          6. Following the transaction, Chemical will continue the historic business of SSBI or use a significant portion of SSBI's historic business assets in a business.

          7. Each of Chemical, SSBI, and the shareholders of SSBI will pay their respective expenses, if any, incurred in connection with the transaction.

          8. There is no intercorporate indebtedness existing between Chemical and SSBI that was issued, acquired, or will be settled at a discount.

          9. No two parties to the transaction are investment corporations as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          10. Chemical does not own, nor has it owned during the past five years, any shares of the stock of SSBI.

          11. The fair market value of the assets of SSBI transferred to Chemical will equal or exceed the sum of the liabilities assumed by Chemical plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. SSBI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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Chemical Financial Corporation
February 2, 1996
Page 3

          13. None of the compensation received by any shareholder-employees of SSBI will be separate consideration for or allocable to, any of their shares of SSBI Common Stock; none of the shares of Chemical Common Stock received by any shareholder-employees of SSBI will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts to third parties bargaining at arm's length for similar services.

          Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of SSBI with and into Chemical would give rise to the following federal income tax consequences under the Code:

          1. The Merger of SSBI with and into Chemical will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Chemical and SSBI will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. The basis of the SSBI assets in the hands of Chemical will be the same as the basis of those assets in the hands of SSBI immediately prior to the Merger.

          3. No gain or loss will be recognized to Chemical on the receipt by Chemical of the assets of SSBI in exchange for Chemical Common Stock and the assumption by Chemical of the liabilities of SSBI.

          4. The holding period of the assets of SSBI in the hands of Chemical will include the holding period during which such assets were held by SSBI.

          5. No gain or loss will be recognized by the shareholders of SSBI who receive shares of Chemical Common Stock in exchange for all of their shares of SSBI Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

          6. The basis of Chemical Common Stock to be received by shareholders of SSBI will, in each instance, be the same as the basis of the respective shares of SSBI Common Stock surrendered in exchange therefor.

          7. The holding period of the Chemical Common Stock to be received by shareholders of SSBI will, in each instance, include the
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Chemical Financial Corporation
February 2, 1996
Page 4

     period during which the SSBI Common Stock surrendered in exchange therefor was held, provided that the SSBI Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of SSBI at the Effective Time of the Merger.

          We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

                              WARNER NORCROSS & JUDD LLP



                              By: /S/ STEPHEN R. KRETSCHMAN
                                  Stephen R. Kretschman, Partner